UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2015

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 554-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 31, 2015, Altera Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intel Corporation (“Parent”) and 615 Corporation, a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding as of immediately prior to the effective time (other than shares held by (1) Parent, the Company or their respective subsidiaries; or (2) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $54.00, without interest thereon (the “Per Share Amount”). In addition, subject to certain exceptions, unvested option awards, restricted stock unit awards and performance-based restricted stock unit awards will be converted (and, in the case of an option award, pursuant to an exchange ratio determined based on Parent’s stock price at closing) into corresponding awards that are subject to shares of Parent common stock, with generally the same terms and conditions applicable to the original awards. All shares of Common Stock underlying vested option awards, restricted stock unit awards and performance-based restricted stock unit awards will be converted into the right to receive the Per Share Amount (or, in the case of an option award, the spread between the Per Share Amount and the applicable exercise price).

Consummation of the Merger is subject to certain conditions, including (1) the receipt of the necessary approval from the Company’s stockholders; (2) the expiration or termination of any waiting periods applicable to the consummation of the Merger under applicable antitrust and competition laws; and (3) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger. Each of Parent’s and the Company’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (1) subject to specific standards, the accuracy of the representations and warranties of the other party; and (2) performance in all material respects by the other party of its obligations under the Merger Agreement. The Merger is not conditioned upon Parent’s receipt of financing.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the closing of the Merger. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the Merger from the Company’s stockholders, the solicitation restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain circumstances, to provide information to, and enter into discussions or negotiations with, third parties with respect to an alternative acquisition proposal if the Company’s Board of Directors determines in good faith that such alternative acquisition proposal either constitutes a superior offer or is reasonably likely to lead to a superior offer.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to reimburse Parent’s expenses up to $60 million or pay Parent a termination fee of $500 million. Specifically, if the Merger Agreement is terminated in connection with the Company accepting a superior offer or due to the withdrawal by the Company’s Board of Directors of its recommendation of the Merger, then the termination fee will be payable by the Company to Parent upon termination. The termination fee will also be payable in certain circumstances if the Merger Agreement is terminated and prior to such termination a proposal to acquire at least 50% of the Common Stock or the Company’s assets is publicly announced and the Company enters into an agreement for, or completes, any transaction involving the acquisition of at least 50% of its stock or assets within one year of the termination. In addition, upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a termination fee of $500 million. Specifically, if the Merger Agreement is terminated (1) as a result of a governmental body prohibiting the Merger or declaring the Merger illegal relating to antitrust or competition laws; (2) as a result of Parent breaching its covenants in respect of regulatory matters; or (3) after May 31, 2016 (as such date may be extended pursuant to the Merger Agreement), then the termination fee will be payable by Parent upon termination of the Merger Agreement if the Company has met its other conditions to closing not relating to antitrust or competition laws.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 8.01. Other Events

On June 1, 2015, the Company and Parent issued a joint press release announcing their entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 31, 2015, by and among Intel Corporation, 615 Corporation and Altera Corporation*

99.1	Joint Press Release of Intel Corporation and Altera Corporation dated June 1, 2015

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Altera Corporation agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Katherine E. Schuelke
Katherine E. Schuelke
Senior Vice President, General Counsel and Secretary

Date: June 1, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 31, 2015, by and among Intel Corporation, 615 Corporation and Altera Corporation*

99.1	Joint Press Release of Intel Corporation and Altera Corporation dated June 1, 2015

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Altera Corporation agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.